Merrill Lynch & Co., Inc.
95 Greene Street
Jersey City, New Jersey 07302

June 16, 2004

OFICS Filer Support
SEC Operations Center
6432 General Green Way
Alexandria, Virginia 22312-2413

Attention: 1933 Act Filing Desk

Re: Registration Statement No. 333-105098

With reference to the above captioned Registration Statement and in compliance with Rule 424 (b) (3) adopted under the Securities Act of 1933, as amended, we enclose herewith for filing, one copy, marked as required, one Prospectus Supplement and Prospectus supplement dated June 3, 2003 relating to Merrill Lynch & Co., Inc. CoreNotes(SM) to be used on and after this date. In addition, please reference that this note is not listed on any exchange.

Very truly yours,

/s/ MARK YOUNGCLAUS

Mark Youngclaus
Vice President